SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RUBIO'S RESTAURANTS, INC.

(Name of registrant as specified in its charter)

 (Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
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	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

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________________

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M., THURSDAY, JULY 26, 2007
________________

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Rubio’s Restaurants, Inc., a Delaware corporation, will be held on Thursday, July 26, 2007, at 10:00 a.m., Pacific Daylight Time, at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. As used in these proxy solicitation materials, unless the context otherwise requires, the term “we,” “us,” “our,” “the Company” and “Rubio’s” refer to Rubio’s Restaurants, Inc. The following matters are to be acted upon and are more fully described in the proxy statement accompanying this notice:

1.	To elect three directors to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on May 31, 2007 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the annual meeting and during ordinary business hours for a period of ten days prior to the annual meeting at our executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California.

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. If you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

BY ORDER OF THE BOARD OF DIRECTORS

Ralph Rubio
Chairman of the Board of Directors
Carlsbad, California
April 30, 2007

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

RUBIO’S RESTAURANTS, INC.
1902 Wright Place, Suite 300
Carlsbad, California 92008
(760) 929-8226
________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M., THURSDAY, JULY 26, 2007
________________

The enclosed proxy is solicited on behalf of the board of directors (the “board”) of Rubio’s Restaurants, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on Thursday, July 26, 2007, and at any postponement or adjournment of the annual meeting. As used in these proxy solicitation materials, unless the context otherwise requires, the term “we,” “us,” “our,” “the Company” and “Rubio’s” refer to Rubio’s Restaurants, Inc. The annual meeting will be held at 10:00 a.m., Pacific Daylight Time, at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. We are mailing these proxy solicitation materials on or about June 16, 2007 to all stockholders entitled to vote at the annual meeting.

Voting

The specific proposals to be considered and acted on at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On April 15, 2007, 9,820,577 shares of our common stock, par value $0.001, were issued and outstanding. We anticipate that approximately the same number of shares of common stock will be outstanding on May 31, 2007, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. Each stockholder is entitled to one vote for each share of our common stock held on the record date. Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.” A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those items for which your broker cannot vote result in broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. For proposals that require an affirmative vote of the majority of shares present and entitled to vote, abstentions will be counted towards the number of votes cast and will have the same effect as negative votes. However, abstentions will have no impact on the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has received the requisite vote.

The three nominees for election as directors who receive the highest number of affirmative votes (among votes properly cast in person or by proxy) will be elected. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

Proxies

If you properly sign and return the enclosed form of proxy, the shares represented thereby will be voted at the annual meeting in accordance with your instructions specified therein. If your proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our board unless the authority to vote for the election of these directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. You may revoke or change your proxy at any time before the annual meeting by filing a notice of revocation or another signed proxy with a later date with our Secretary at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

We will bear the entire cost of soliciting proxies for the annual meeting, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, electronic mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit proxies other than by mail.

BOARD OF DIRECTORS

The name, age, committee membership, if any, and term of each member of our board is set forth below as of April 15, 2007:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Ralph Rubio	51	Chairman of the board of directors	2009
Kyle A. Anderson	50	Nominating and corporate governance committee	2009
Craig S. Andrews, J.D.	54	Compensation committee and nominating and corporate governance committee (chairman)	2008
William R. Bensyl	61	Audit committee and compensation committee (chairman)	2008
Jack W. Goodall	68	Audit committee and compensation committee	2007
Loren C. Pannier	65	Audit committee (chairman) and nominating and corporate governance committee	2008
Daniel E. Pittard	57	—	2007
Timothy J. Ryan	67	—	2007

Directors with Term Ending Upon the 2007 Annual Meeting of Stockholders and
Nominations for the Term Ending Upon the 2010 Annual Meeting of Stockholders

Jack W. Goodall has served as a director since April 2001. Mr. Goodall served as chairman of Jack in the Box, Inc. from October 1985 until his retirement in February 2001. Mr. Goodall also served as president of Jack in the Box, Inc. from 1970 to 1996 and as chief executive officer from 1979 to 1996. Mr. Goodall is also a director of Ralcorp Holdings, Inc. Mr. Goodall graduated from San Diego State University with a B.S. degree in Industrial Management.

Daniel E. Pittard has been our president and chief executive officer and a member of our board since August 2006. Mr. Pittard’s diverse background brings unique qualifications for leadership at our company. He has served in key executive positions at companies including McKinsey & Company, PepsiCo, Inc. and Amoco Corp. (now part of BP p.l.c.). Mr. Pittard served a wide range of clients as a partner at McKinsey & Company from 1980 to 1992, including consumer companies for whom he helped to develop growth strategies and build new organizational capabilities. During his tenure at PepsiCo, Inc. from 1992 to 1995, he held several senior executive positions including senior vice president, operations for PepsiCo Foods International, and senior vice president and general manager, new ventures for Frito-Lay. In this latter position, he worked with Taco Bell Corp. to create retail products and introduce them into supermarkets. At Amoco Corp. from 1995 to 1998, he served as group vice president, and had responsibility for several businesses with over $8 billion in revenues, including Amoco Corp.’s retail business that had 8,000 locations. During his tenure, he entered into a strategic alliance with McDonald’s Corporation to build joint locations. From 1998 to 1999, Mr. Pittard served as senior vice president, strategy and business development for Gateway, Inc. In 1999, Mr. Pittard formed Pittard Investments LLC, and in 2004, he formed Pittard Partners LLC. Through these entities, Mr. Pittard has invested in and consulted for private companies. He served on the board of Novatel Wireless, Inc. from 2002 to 2004. Mr. Pittard graduated from the Georgia Institute of Technology with a B.S. degree in Industrial Management and received an M.B.A. from the Harvard Graduate School of Business Administration.

Timothy J. Ryan has served as a director since April 1999. Mr. Ryan has served as a director of Diedrich Coffee, Inc. since October 2005. Previously, he served as president and chief executive officer of Diedrich Coffee, Inc. from November 1997 to October 2000. From December 1995 until his retirement in December 1996, Mr. Ryan served as president and chief operating officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he was also a senior vice president. From November 1988 to December 1993, Mr. Ryan served as senior vice president of marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he served as senior vice president of Taco Bell’s Casual Dining Division.

Directors with Term Ending Upon the 2008 Annual Meeting of Stockholders

Craig S. Andrews, J.D., has served as a director since 1999. Mr. Andrews serves as a stockholder in the law firm of Heller Ehrman LLP. Previously, Mr. Andrews served as a partner in the law firm of Brobeck, Phleger & Harrison LLP from March 1987 to February 2003, except during the period from May 2000 to January 2002 when Mr. Andrews had resigned as a partner to, among other things, serve as the vice president of business development at Air Fiber, Inc., a private telecommunications company. Brobeck, Phleger & Harrison LLP is currently involved in Chapter 7 bankruptcy proceedings. Mr. Andrews specializes in representing emerging-growth companies and has broad experience in founding companies and in financing transactions, as well as in general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous start-up companies, and has previously served as a director of numerous public and private companies. Mr. Andrews received a Bachelor of Arts degree from the University of California at Los Angeles and a J.D. from the University of Michigan.

Loren C. Pannier has served as a director since December 2002. Mr. Pannier spent 29 years with CKE Restaurants, Inc., a public holding company for the Carl’s Jr., Hardee’s and La Salsa restaurant chains. During this time, he held a number of senior management positions, including senior vice president investor relations, senior vice president purchasing and distribution, and chief financial officer. In his post as chief financial officer, Mr. Pannier led CKE through its initial public offering in 1981. Prior to joining CKE, Mr. Pannier was a senior consultant with Price Waterhouse & Co. in their Management Services Division. Currently, Mr. Pannier is general partner of Pannier Enterprises and Citrus Legacy Partners, both of which specialize in income-producing commercial properties. Mr. Pannier is also a director of Anna’s Linens, Inc. Mr. Pannier holds a Bachelor of Arts degree from Occidental College and an M.B.A. from California State University, Long Beach.

William R. Bensyl has served as a director since July 2004. Mr. Bensyl joined PepsiCo’s Frito-Lay division in 1975. He subsequently led human resources functions in various capacities at PepsiCo, Inc., including vice president of personnel at Frito-Lay, senior vice president of personnel at PepsiCo Foods International, senior vice president of human resources at Taco Bell, and senior vice president of human resources for Pepsi-Cola. He was promoted to senior vice president of human resources at PepsiCo, Inc. in 1995, and served in such position until his retirement in 1999. Prior to joining PepsiCo, Mr. Bensyl held positions with the University of Illinois, Duval Corp. (a division of Pennzoil) and Union Carbide Corporation. Mr. Bensyl received a Bachelor of Arts degree in Political Science and a master’s degree in Labor and Industrial Relations from the University of Illinois.

Directors with Term Ending upon the 2009 Annual Meeting of Stockholders

Kyle A. Anderson has served as a director since February 1995. Mr. Anderson is a founding member and managing member of Rosewood Capital Associates, LLC, the general partner of Rosewood Capital, L.P., a consumer-oriented private equity investment fund and a managing member of other Rosewood affiliates. Prior to joining Rosewood in 1988, Mr. Anderson was a vice president in the mergers and acquisitions department at The First Boston Corporation. Mr. Anderson serves on the board of directors of a privately held company. Mr. Anderson holds a Bachelor of Arts degree from Princeton University and an M.B.A. from Columbia University.

Ralph Rubio, our co-founder, has been chairman of the board since 2000. Mr. Rubio also served as our chief executive officer from 1983 to 2004 and interim president and chief executive officer from December 2005 to August 2006.  Prior to founding Rubio’s, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains. Mr. Rubio holds a bachelor’s degree in Liberal Studies from San Diego State University and has more than 30 years of experience in the restaurant industry.

Corporate Governance

Our board held nine meetings and acted twice by written consent during fiscal year 2006. Our board has an audit committee, a compensation committee and a nominating and corporate governance committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board and (ii) the total number of meetings held by all committees of our board on which the director served during fiscal 2006.

The board has determined that the following directors are “independent,” as defined in the rules promulgated by the Nasdaq Stock Market: Messrs. Anderson, Andrews, Bensyl, Goodall and Pannier. There are no family relationships among any of our directors or executive officers.

Audit Committee. The members of our audit committee consist of Messrs. Bensyl, Goodall and Pannier, with Mr. Pannier serving as chairman. The audit committee held four meetings during fiscal 2006. The audit committee is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our financial controls and accounting and reporting practices and procedures. In addition, the audit committee reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. We believe that our audit committee members meet the requirements for independence and financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market and the SEC. Our board has determined that Mr. Pannier is an audit committee financial expert. We have made these determinations based on information received by our board, including questionnaires provided by the members of our audit committee. The audit committee is governed by a written charter approved by our board. The audit committee’s report is included in this proxy statement.

Compensation Committee. The members of our compensation committee consist of Messrs. Andrews, Bensyl and Goodall, with Mr. Bensyl serving as chairman. The compensation committee held seven meetings and acted by written consent one time during fiscal 2006. The compensation committee’s function is to review and recommend our general compensation policies and executive compensation, including officer salary levels, incentive compensation programs and share-based compensation. The compensation committee also has the exclusive authority to administer our Employee Stock Purchase Plan and our 1999 Stock Incentive Plan. In 2006, the compensation committee established a 162(m) subcommittee, consisting of Messrs. Bensyl and Goodall. The 162(m) subcommittee approves stock-based awards for our executive officers and members of our board. The 162(m) subcommittee acted twice by written consent during fiscal 2006. We believe that our compensation committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market and the SEC. We have made this determination based on information received by our board, including questionnaires provided by the members of compensation committee. The compensation committee is governed by a written charter approved by our board. The compensation committee’s report is included in this proxy statement.

Nominating and Corporate Governance Committee. The members of our nominating and corporate governance committee consist of Messrs. Andrews, Anderson and Pannier, with Mr. Andrews serving as chairman. The nominating and corporate governance committee held three meetings during fiscal 2006. The nominating and corporate governance committee’s function is to identify and select potential candidates for our board. The nominating and corporate governance committee reviews the credentials of proposed members of the board, either in connection with filling vacancies or the election of directors at each annual meeting of stockholders, and presents its recommendations to the board. The nominating and corporate governance committee considers qualified nominees recommended by stockholders. The nominating and corporate governance committee periodically assesses how well our board and its committees are performing, and makes recommendations to our board regarding corporate governance matters and practices. We believe that our nominating and corporate governance committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market and the SEC. We have made this determination based on information received by our board, including questionnaires provided by the members of our nominating and corporate governance committee. The nominating and corporate governance committee is governed by a written charter approved by our board.

We strive to operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. We have implemented changes to our corporate governance structure and procedures in response to the Sarbanes-Oxley Act of 2002 and the adopted changes in the Nasdaq Stock Market’s listing standards regarding corporate governance. We believe that our current corporate governance structure and procedures comply with existing corporate governance requirements. We will strive to maintain our board and committees in full compliance with these corporate governance requirements on an ongoing basis. We will also continue to regularly monitor developments in the area of corporate governance.

Charters for the audit committee, the compensation committee and nominating and corporate governance committee are available to the public at our website at rubios.com.

Director Nominations

Criteria for Board Membership. In selecting candidates for appointment or election to the board, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of the board, and seeks to ensure that at least a majority of the directors are independent under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market and the SEC, that members of our audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding our business environment and willingness to devote adequate time to their board duties.

Stockholder Nominees. The nominating and corporate governance committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating and corporate governance committee c/o the Secretary of the Company and should include the following information: (i) with respect to each nominee, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of the Company that are beneficially owned by the nominee, (d) a description of all arrangements or understandings between the stockholder submitting the nomination and the nominee pursuant to which the nomination is to be made by the stockholder, and (e) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) with respect to the stockholder submitting the nomination, (a) the name and address of the stockholder, as they appear on our books, (b) the class and number of shares of the Company that are beneficially owned by the stockholder and (c) any material interest of the stockholder in the nomination. Such information should be submitted in the time frame described in our restated bylaws and under the caption “Deadline for Receipt of Stockholder Proposals for the 2008 Annual Meeting” in this proxy statement.

Process for Identifying and Evaluating Nominees. The nominating and corporate governance committee believes our company is well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will renominate incumbent directors who continue to be qualified for board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the board occurs between annual stockholder meetings, the nominating and corporate governance committee will seek out potential candidates for board appointment who meet the criteria for selection as nominees and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the board, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each candidate’s qualifications and contact relevant references. In addition, each candidate will be interviewed by at least one member of the nominating and corporate governance committee. Candidates meriting serious consideration will meet with all members of the board. Based on this input, the nominating and corporate governance committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the board that the candidate be appointed to fill a current vacancy on the board, or presented for approval by stockholders, as appropriate.

We have never received a proposal from a stockholder to nominate a director. Although the nominating and corporate governance committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2007 Annual Meeting. Each of the nominees listed in this proxy statement for election at the annual meeting are current directors on our board.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is an officer, former officer or employee of our company. No interlocking relationship exists between any of our executive officers or compensation committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

Communications with Directors

Stockholders who wish to communicate with our directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so by submitting a complaint or concern anonymously to the audit committee. We have provided methods for stockholders to submit such complaints or concerns online or telephonically. To file a complaint or concern, log onto the Ethicspoint website at www.ethicspoint.com, and enter “Rubio’s Restaurants, Inc.” under “To File a Report Now”, or call toll free, 1-866-ETHICSP (1-866-384-4277).

We encourage all of our directors to attend our annual meetings. Each of our directors attended the 2006 annual meeting, except for Mr. Ryan.

Code of Ethics

We have adopted a code of ethics that applies to all members of our board and our employees, including our executive officers. We have posted a copy of the code on our website at rubios.com. Copies of the code may be obtained free of charge from our website. Any amendments to, or waivers from, a provision of our code of ethics that applies to any of our executive officers will be posted on our website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines to assist our board in exercising its responsibilities. These guidelines reflect our board’s commitment to building long-term stockholder value with an emphasis on corporate governance. These guidelines are not intended to change, but may be superseded by changes in any Federal or state law or regulation applicable to our company, including Delaware law, our amended and restated certificate of incorporation or our restated bylaws or any rule or regulation of the Nasdaq Stock Market. We have posted a copy of the guidelines on our website at rubios.com. Copies of the guideline may be obtained free of charge from our website. Any amendments to, or waivers from, a provision of our corporate governance guidelines that applies to any of our board members or our executive officers will be posted on our website.

OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 20, 2007, by:

•	each person or group of affiliated persons known by us to own beneficially 5% or more of our common stock;
•	each director and director nominee;
•	each named executive officer; and
•	all of our current directors and executive officers as a group.

Percentage of ownership is based on 9,820,577 shares of common stock outstanding on April 20, 2007. The number of shares underlying options in the table below represents options that are exercisable within 60 days after April 20, 2007 or restricted stock units that vest within 60 days after April 20, 2007. Shares of our common stock subject to stock options that are currently exercisable or will become exercisable within 60 days after April 20, 2007 and restricted stock units that will vest within 60 days after April 20, 2007 are included in the number of shares reported as beneficially owned in the table below and are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws. The address for those individuals for which an address is not otherwise indicated is 1902 Wright Place, Suite 300, Carlsbad, California 92008.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Number of Shares Underlying Options	Percent (%)
Principal Stockholders
Rosewood Capital, L.P. (1) One Maritime Plaza, Suite 1401 San Francisco, CA 94111	1,526,812	35,000	15.9%
Royce and Associates (2) 1414 Avenue of the Americas New York, NY 10019	858,200	—	8.7%
Brightleaf Capital LLC (3) 324 Blackwell Street, Suite 520 Durham, NC 27701	507,435	—	5.2%
Alex Meruelo Living Trust (4) 9550 Firestone Blvd., Suite 105 Downey, CA 90241	489,300	—	5.0%

Directors, Director Nominees and Executive Officers
Ralph Rubio (5)	945,399	10,000	9.7%
Kyle A. Anderson (1)	1,526,812	35,000	15.9%
Craig S. Andrews (6)	13,217	60,000	*
Jack W. Goodall	25,000	95,000	1.2%
Timothy J. Ryan	2,500	60,000	*
William R. Bensyl	—	31,006	*
Loren C. Pannier	10,000	40,000	*
Daniel E. Pittard	3,000	—	*
John Fuller	9,000	138,666	1.5%
Lawrence A. Rusinko	4,000	25,000	*
Gerry Leneweaver	—	75,000	*
Carl Arena	1,000	75,000	*
All current directors and executive officers as a group (twelve persons)	2,539,928	644,672	30.4%
_____________

*	Less than 1% of the outstanding stock.
(1)
The shares reported as beneficially owned by Mr. Kyle A. Anderson include 1,526,812 shares held by Rosewood Capital L.P. Mr. Anderson is a founding and managing member of Rosewood Capital Associates L.L.C., the general partner of Rosewood Capital, L.P. Mr. Anderson disclaims beneficial ownership of all 1,526,812 shares, except for his pecuniary interest therein. According to a Schedule 13G filed with the SEC on March 21, 2006, Rosewood Capital L.P. and Rosewood Capital Associates L.L.C. have sole voting and dispositive power over all 1,526,812 shares and Mr. Anderson and Bryon K. Adams, a founding and managing member of Rosewood Capital Associates L.L.C. share voting and dispositive power over the 1,526,812 shares.

(2)	According to a Schedule 13G filed with the SEC on January 25, 2007, all 858,200 shares are beneficially owned by Royce and Associates, LLC.
(3)	According to a Schedule 13G filed with the SEC on February 13, 2007, all 507,435 shares are beneficially owned by Brightleaf Capital, LLC.
(4)
According to a Schedule 13G/A filed with the SEC on April 18, 2007, 389,300 shares are beneficially owned by Alex Meruelo due to the fact that Mr. Meruelo is the Trustee of the Alex Meruelo Living Trust and the fact that the trust is revocable. Further, as of April 20, 2007, Mr. Luis Armona was the beneficial owner of 100,000 shares of our common stock.

(5)	Mr. Ralph Rubio holds 938,559 of the shares in trust for the benefit of him and his family. Mr. Rubio holds 6,840 of the shares as custodian for his children.
(6)	The shares reported as beneficially owned by Mr. Craig S. Andrews include 6,214 shares held by Bear Stearns, Trustee for Retirement Trust for Craig S. Andrews.

EXECUTIVE OFFICERS

As of April 15, 2007, our executive officers are as follows:

NAME	AGE	POSITION WITH THE COMPANY
Ralph Rubio	51	Chairman of the Board of Directors
Daniel E. Pittard	57	President and Chief Executive Officer
John Fuller *	44	Chief Financial Officer
Lawrence Rusinko	46	Vice President of Marketing
Carl Arena	53	Vice President of Development
Gerry Leneweaver	60	Vice President of People Services

Ralph Rubio, our co-founder, has been chairman of the board since 2000. Mr. Rubio also served as our chief executive officer from 1983 to 2004 and interim president and chief executive officer from December 2005 to August 2006.  Prior to founding Rubio’s, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains. Mr. Rubio holds a bachelor’s degree in Liberal Studies from San Diego State University and has more than 30 years of experience in the restaurant industry.

Daniel E. Pittard has been our president and chief executive officer and a member of our board since August 2006. Mr. Pittard’s diverse background brings unique qualifications for leadership at our company. He has served in key executive positions at companies including McKinsey & Company, PepsiCo, Inc. and Amoco Corp. (now part of BP p.l.c.). Mr. Pittard served a wide range of clients as a partner at McKinsey & Company from 1980 to 1992, including consumer companies for whom he helped to develop growth strategies and build new organizational capabilities. During his tenure at PepsiCo, Inc. from 1992 to 1995, he held several senior executive positions including senior vice president, operations for PepsiCo Foods International, and senior vice president and general manager, new ventures for Frito-Lay. In this latter position, he worked with Taco Bell Corp. to create retail products and introduce them into supermarkets. At Amoco Corp. from 1995 to 1998, he served as group vice president, and had responsibility for several businesses with over $8 billion in revenues, including Amoco Corp.’s retail business that had 8,000 locations. During his tenure, he entered into a strategic alliance with McDonald’s Corporation to build joint locations. From 1998 to 1999, Mr. Pittard served as senior vice president, strategy and business development for Gateway, Inc. In 1999, Mr. Pittard formed Pittard Investments LLC, and in 2004, he formed Pittard Partners LLC. Through these entities, Mr. Pittard has invested in and consulted for private companies. He served on the board of directors of Novatel Wireless, Inc. from 2002 to 2004. Mr. Pittard graduated from the Georgia Institute of Technology with a B.S. degree in Industrial Management and received an M.B.A. from the Harvard Graduate School of Business Administration.

John Fuller has been chief financial officer since June 2003. Prior to joining our company, Mr. Fuller served as corporate controller of Del Taco from March 2002 until June 2003. Prior to that, Mr. Fuller served as senior vice president and Chief Financial Officer for Edwards Theaters from October 1998 until October 2001 and as vice president and controller of CKE Restaurants, Inc. from September 1994 until October 1998. Mr. Fuller is a certified public accountant and spent nine years with KPMG LLP in their Orange County audit department. Mr. Fuller holds a Bachelor of Arts degree in Economics from the University of California, Los Angeles.

Lawrence Rusinko has been vice president of marketing since October 2005.  Prior to joining our company, Mr. Rusinko served as senior vice president of marketing at Friendly’s, a family dining and ice cream concept, from July 2003 until May 2005. Prior to that, Mr. Rusinko served at Panera Bread, as director of marketing from May 1995 until March 1997 and as vice president of marketing from April 1997 until July 2003. Prior to joining Panera Bread, he spent six years in various marketing positions of progressive responsibility at Taco Bell.  Mr. Rusinko holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and an M.B.A, from the J.L. Kellogg Graduate School of Management at Northwestern University.

Carl Arena has been vice president of development since January 2005. Prior to joining our company, Mr. Arena served as executive director, development for Johnny Rockets Group, Inc. from May of 2004 to January of 2005.  Prior to that, from October of 2000 to May of 2004, Mr. Arena was a managing member of Arena Realty Advisors, LLC, in Orange County, where he worked with such clients as CKE Restaurants and Yum Brands. He also spent 13 years with CKE Restaurants, where he was vice president of real estate. Mr. Arena holds a Bachelor of Arts degree in History from California State University, Fullerton and a Juris Doctor degree from Western State University School of Law.

Gerry Leneweaver has been vice president of people services since June 2005.  Prior to joining our company, Mr. Leneweaver led his own human resources consulting firm, AGL Associates, in Boston February 2004 to May 2005.  Prior to that, Mr. Leneweaver served as senior vice president of human resources at American Hospitality Concepts, Inc (The Ground Round, Inc.) from May 1999 to February 2004.  He has also been in senior management roles at TGI Friday’s, Inc., The Limited, Inc., Atari, Inc., and PepsiCo, Inc. (Pizza Hut and Frito-Lay).  He holds a Bachelor of Science degree in Industrial Relations from LaSalle University in Philadelphia.

* As reported in our Form 8-K filed on April 27, 2007, Mr. Fuller, our chief financial officer, announced his resignation effective on May 18, 2007. Mr. Fuller will continue to serve as our chief financial officer until May 18, 2007, and will assist us in our filing of our earnings release and quarterly report for the first quarter of 2007. Our board appointed our current controller, Frank Henigman, to serve as our acting chief financial officer, effective on May 19, 2007. Mr. Henigman, age 44, has been with our company for one year. Prior to joining our company, Mr. Henigman served as director of accounting and risk control for Sumitomo Corporation of America/Pacific Summit Energy LLC located in Newport Beach, California from January 2005 to April 2006. At Sumitomo, Mr. Henigman was responsible for the accounting and reporting functions, risk management and control, contracts administration and credit control for Sumitomo’s North American energy marketing and trading firm. Prior to Sumitomo, Mr. Henigman served as director of finance at Shell Trading Gas & Power Co. from 1998 to 2004, where his responsibilities included the accounting and contract administration functions for a region with over a billion dollars in annual revenue. He also directed the regional financial forecasting and budgeting process from annual strategic planning through monthly reporting and analysis of financial performance and budget variances. Mr. Henigman has a Masters of Business Administration, Finance, Magna Cum Laude, from University of Southern California and a Bachelors of Science, Business Administration, Marketing, Cum Laude, from California State University, Northridge. Mr. Henigman has earned the designation as a Certified Management Accountant (CMA), a globally recognized certification for managerial accounting and finance professionals.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2006 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by our stockholders (1)	1,577,451 (3)	$7.45	885,038 (4)
Equity compensation plans not approved by our stockholders (2)	25,000	$3.05	—
Total	1,602,451	$7.38	885,038
_____________
(1)	Consists solely of the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan.
(2)
Consists solely of outstanding options to purchase 25,000 unregistered shares of our common stock granted to Mr. Goodall in October 2001. These options vested and became exercisable during the six-month period after the grant date. The per share exercise price in effect under these options is $3.05, which was the fair market value per share of our common stock on the grant date.

(3)
Excludes purchase rights accruing under our 1999 Employee Stock Purchase Plan, which has a stockholder approved reserve of 200,000 shares. Under the 1999 Employee Stock Purchase Plan, each eligible employee may purchase up to 1,500 shares of common stock at semi-annual intervals on the last U.S. business day of January and July each year at a purchase price per share equal to 85% of the lower of (i) the fair market value per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the fair market value per share on the semi-annual purchase date. None of our employees currently participates in our 1999 Employee Stock Purchase Plan.

(4)
Consists of shares available for future issuance under the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. As of December 31, 2006, an aggregate of 200,000 shares of common stock were available for issuance under the 1999 Employee Stock Purchase Plan, and 685,038 shares of common stock were available for issuance under the 1999 Stock Incentive Plan. The number of shares of common stock available for issuance under the 1999 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year, but in no event will any such annual increase exceed 450,000 shares of common stock. None of our employees currently participate in the Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION

Our compensation program is designed to attract and retain talented employees, motivate them to achieve our key financial, operational and strategic goals and reward them for superior performance. We believe that attracting and retaining high caliber executives and employees and providing them with appropriate performance incentives are critical steps to helping us achieve our corporate goals and building long-term value for our stockholders.

Our compensation committee is responsible for recommending to our full board for approval the annual compensation and compensation plans for the members of our Executive Leadership Team (“ELT”), which currently includes the following six executives: our chairman of the board, our president and chief executive officer, our chief financial officer, our vice president of marketing, our vice president of development and our vice president of people services. The compensation committee also approves the compensation programs for our other employees on an annual basis. The compensation of these employees is typically based on their employment grade level within our organization and their individual performance during the fiscal year as determined through an annual review process.

Overview of Executive Compensation Program

The elements of our executive compensation program are geared toward providing the members of our ELT with both short-term and long-term performance incentives. The elements of our executive compensation program include:

Base Salary

Short-Term Incentives

•	Performance-based cash bonus awards.

Long-Term Incentives

•	Stock option awards; and

•	Performance-based restricted stock awards.

We also provide the members of our ELT with insurance and a limited number of additional benefits that are typical for companies in our industry. Each of these compensation elements is described in more detail below.

In determining the appropriate compensation to be awarded to the members of our ELT, our compensation committee considers the following objectives:

• Overall Compensation Should Be Directly Tied To Our Financial Performance.  We strive to tie the compensation of the members of our ELT to our financial performance during the applicable fiscal year. For compensation purposes, we focus on two financial measures to evaluate our financial performance. For our performance-based cash bonus awards, we focus on return on equity (“Return on Equity”) to evaluate our financial performance. We calculate Return on Equity by dividing our net earnings during a fiscal year by our average stockholders’ equity during the fiscal year. For our performance-based restricted stock awards, we focus on total return to stockholders (“Total Return to Stockholders”) to measure our financial performance. We define Total Return to Stockholders as the compounded annual growth rate in our common stock (assuming dividends are reinvested into shares of common stock) during a fiscal year. We believe that if our financial performance is the 25th percentile of our industry, the members of our ELT should receive compensation in the 25th percentile. Similarly, if our financial performance is in the 75th percentile of our industry, the members of our ELT should receive compensation in the 75th percentile. As discussed below, the compensation committee selected a peer group of 38 companies in the restaurant industry to establish targets for our Return on Equity and Total Return to Stockholders financial measures.

• A Substantial Portion of Executive Compensation Should Be Performance-Based.  We believe that a substantial portion of the compensation received by each member of our ELT should be directly tied to and contingent upon the performance of our company as a whole and the executive’s individual contribution and performance. To support this objective, our board adopted a 2006 Executive Incentive Plan (the “2006 Plan”). Our stockholders approved the 2006 Plan at our 2006 annual meeting. Under the 2006 Plan, our compensation committee can award performance-based compensation in the form of cash bonuses and restricted stock awards. For each award granted under the 2006 Plan, the compensation committee will select the measurement period, the employees eligible to participate in the 2006 Plan, the amount of cash or number of shares of common stock subject to the award and the business criteria and performance goals to be achieved under the award. At the end of the applicable measurement period, the compensation committee will also determine whether the performance goals have been achieved and the amount to be paid to each participant or the extent to which a restricted stock award has vested. Cash bonus awards to any one participant in any one fiscal year cannot exceed $2 million and restricted stock awards to any one participant in any one fiscal year cannot exceed 300,000 shares of common stock. All restricted stock awards under the 2006 Plan will be settled from the shares of common stock reserved for issuance pursuant to our 1999 Stock Incentive Plan (the “1999 Plan”), or any other stock option, equity incentive or similar plan adopted subsequently and approved by our stockholders.

• Equity Awards Should Comprise a Substantial Portion of Executive Compensation. We believe that a substantial portion of executive compensation should be delivered in the form of stock awards in order to align the long-term interests of our executives with those of our stockholders and in order to provide a retention incentive to our executives.

• Our Executive Compensation Should Be Competitive and Fair. In order to help us attract and retain talented executives, we believe that our compensation programs should be competitive when compared to our peers but also be perceived as fair, when considered both externally as well as internally.

Compensation Process

Our compensation committee conducts a formal review of our compensation program annually. As part of this process, the compensation committee evaluates the existing compensation of each member of our ELT, each member’s individual contributions and performance, our overall financial performance, including our Return on Equity and Total Return to Stockholders, and our success in achieving our financial, operational and strategic goals during the fiscal year. The compensation committee also evaluates relevant market data on executive compensation.

Because we compete with many larger companies for top executive-level talent, the compensation committee targets the compensation of our executive officers at approximately the 50th percentile of the compensation offered to similarly situated executives in our industry. The compensation committee utilizes performance-based compensation elements, including annual performance-based cash bonus awards and restricted stock awards, to effectively raise or lower the overall compensation received by our executive officers from the 50th percentile based on our financial performance, including our Return on Equity and Total Return to Stockholders, during the fiscal year, and the executive’s individual performance and contribution. As a result of the use of performance-based compensation elements, if our executives do not receive performance-based cash bonus awards or vest in their restricted stock awards as a result of poor performance by our company, their overall compensation should effectively drop below the 50th percentile of the compensation of the executives in our industry.

To assist in the evaluation of our executive compensation program, our compensation committee retained a national executive compensation firm, the Hay Group Management Limited, or the Hay Group. The Hay Group evaluated each element of the compensation received by the members of our ELT during fiscal year 2006. The Hay Group then compared each executive’s compensation to the executive compensation data in a survey prepared by the Chain Restaurant Compensation Association. Based on this survey and its analysis, the Hay Group recommended the appropriate target compensation levels so that our executives would be compensated at approximately the 50th percentile of executives in our industry. To ensure that the survey data was applicable to our operations, our compensation committee requested the Hay Group to exclude the compensation data for companies in the Chain Restaurant Compensation Association survey that had revenues that exceeded $500 million per year.

As discussed, the primary objective of our executive compensation program is to align the compensation of our ELT members with the interests of our stockholders. As a result, a substantial portion of the compensation offered to our ELT members is directly tied to and contingent upon the financial performance of our company as well as the executive’s individual contribution and performance. The compensation committee primarily uses Return on Equity and Total Return to Stockholders to evaluate our financial performance during a fiscal year. The compensation committee selected the following 38 companies in the restaurant industry to establish targets for our Return on Equity and Total Return to Stockholders financial measures:

• Yum! Brands, Inc.	• PF Chang's China Bistro, Inc.	• Landry's Restaurants, Inc.
• Papa John's International, Inc.	• IHOP Corp.	• Ryan's Restaurant Group, Inc.
• Ruth’s Chris Steak House, Inc.	• The Cheesecake Factory Incorporated	• Morton’s Restaurant Group, Inc.
• Darden Concepts, Inc.	• Red Robin International, Inc.	• O’Charley’s, Inc.
• Starbucks Corporation	• Jack in the Box Inc.	• Denny's Corporation
• SONIC Corp.	• California Pizza Kitchen, Inc.	• Caribou Coffee Company
• CKE Restaurants, Inc.	• Texas Roadhouse Inc.	• AFC Enterprises, Inc.
• Tim Hortons Inc.	• RARE Hospitality International, Inc.	• Cosi, Inc.
• CBRL Group, Inc.	• Buffalo Wild Wings, Inc.
• CEC Entertainment Concepts, L.P.	• OSI Restaurant Partners, Inc.
• Applebee’s International, Inc.	• The Steak N Shake Company
• Brinker International, Inc.	• Wendy's International, Inc.
• Ruby Tuesday, Inc.	• McCormick & Schmick’s Seafood Restaurants, Inc.
• McDonalds Corporation	• Bob Evans Farms Inc.
• Panera Bread Company	• Chipotle Mexican Grill, Inc.

Our compensation committee believes this diverse group of restaurants sets an appropriate standard against which to measure our financial performance. A number of these restaurants have annual revenues that exceed $500 million per year.

Components of Compensation

As indicated above, we compensate the members of our ELT through base salary and a combination of short-term and long-term incentives, with the overall goal to motivate our key executives to help us achieve our key financial, operational and strategic goals and build long-term value for our stockholders.

Base Salary. We provide the members of our ELT with a base salary to compensate them for services provided to our company during the fiscal year. In setting base salaries for our ELT members, the compensation committee considers the individual performance and contributions of the executive, our overall financial performance and relevant market data. The compensation committee will evaluate and set the base salaries for our ELT members on an annual basis in connection with performance reviews, as well as upon a promotion or other change in responsibility.

For fiscal 2007, the base salaries of our named executive officers are as follows:

Name and Title	Base Salary
Ralph Rubio, Chairman of the Board	$222,606
Daniel E. Pittard, President and Chief Executive Officer	$400,000
John Fuller, Chief Financial Officer	$230,000
Lawrence Rusinko, Vice President, Marketing	$235,000
Gerald Leneweaver, Vice President, People Services	$210,000
Carl Arena, Vice President, Real Estate Development	$200,000

Short-Term Incentives. We provide annual performance-based cash bonus awards to the members of our ELT that are intended to reward our executives for their performance during a fiscal year. Our compensation committee is responsible for setting the target and maximum bonus amounts that may be awarded and approving the corporate and individual performance goals and criteria that will be evaluated following the completion of the fiscal year in determining the percentage of the target bonus amounts to be paid. The target bonus amounts for each eligible employee will generally be set at a percentage of his or her base salary.

After the end of each fiscal year, the compensation committee, with input from our president and chief executive officer, will evaluate our company’s and each executive’s performance relative to the corporate and individual performance goals set for the fiscal year. Following this evaluation, the compensation committee will be responsible for setting the actual bonus amounts to be awarded. To reward exceptional performance in certain circumstances, the compensation committee may determine that a supplemental bonus in excess of the target bonus is appropriate and justified. However, individual incentive payments are not an entitlement and may be decreased at the sole discretion of the compensation committee.

The compensation committee evaluated our financial performance for fiscal 2006, and determined that no performance-based bonuses should be paid to the members of our ELT for fiscal 2006. In accordance with the terms of his employment offer letter agreement, Mr. Pittard earned a sign-on bonus of $72,880 for fiscal 2006 for meeting or exceeding management’s forecast from his hire date in August 2006 through the end of the fiscal year. We paid this bonus to Mr. Pittard in fiscal 2007.

In accordance with the 2006 Plan, our compensation committee adopted a short-term incentive (or bonus) program for senior management, including the members of our ELT, for fiscal year 2007. Under this program, each member of our ELT will be eligible to receive a cash bonus between 0 to 200% of the target bonus amount set for such executive. For all members of our ELT, except our president and chief executive officer, 70% of such payment will be based on our Return on Equity during the fiscal year and 30% will be based on the individual performance of the ELT member. The bonus for our president and chief executive officer will be based solely on our Return on Equity during the fiscal year.

Name and Title	Target as a Percentage of Base Salary	Target Bonus Amount
Ralph Rubio, Chairman of the Board	37.5%	$83,477
Daniel E. Pittard, President and Chief Executive Officer	50%	$200,000
John Fuller, Chief Financial Officer	40%	$92,000
Lawrence Rusinko, Vice President, Marketing	35%	$82,250
Gerald Leneweaver, Vice President, People Services	25%	$52,500
Carl Arena, Vice President, Real Estate Development	25%	$50,000

Long-Term Incentives.In accordance with the 2006 Plan, our compensation committee adopted a long-term incentive program for the members of our ELT consisting of stock option grants and restricted stock awards. We believe that equity incentive awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value. The overall amount of the equity award granted to our executives is determined based on market data and varies among participants based on their position with us.

Stock Option Awards. Under the long-term incentive program, our compensation committee grants stock options under our 1999 plan. The stock options have an exercise price equal to the fair market value of our common stock on the date of grant. Typically, the stock options vest and become exercisable in three equal annual installments, commencing one year after the date of grant. Vesting may be accelerated in the event of certain corporate transactions in accordance with the terms of the 1999 Plan.

In fiscal 2006, we granted Messrs. Fuller, Rusinko, Leneweaver and Arena non-qualified stock options to purchase up to 12,000 shares of common stock at $9.60 per share, which was the fair market value of our common stock on the date of grant. These stock options vest and become exercisable in three equal annual installments. In accordance with the terms of his employment offer letter agreement, we granted Mr. Pittard a non-qualified stock option to purchase up to 300,000 shares of common stock at $8.20 per share, which was the fair market value of our common stock on the date of grant. Mr. Pittard’s stock option vests and becomes exercisable over a four year period, with 50% of the shares vesting two years from the date of grant and the remaining 50% of the shares vesting four years from the date of grant. We did not grant any stock options to our chairman of the board in fiscal 2006.

Performance-Based Restricted Stock Awards. Under the long-term incentive program, we provide annual performance-based restricted stock awards to the members of our ELT. The restricted stock awards vest with respect to all or a portion of the shares at the end of the 36 month performance period if our company achieves a compounded annual growth rate in our common stock (assuming dividends are reinvested) (“CAGR”) of between 8% and 18% during the performance period. Restricted stock awards are made pursuant to the 1999 Plan. The unvested portion of any restricted stock awards may be accelerated in the event of certain corporate transaction if, after giving effect to the purchase price, merger consideration or other similar value paid in such transaction, our company has achieved a CAGR of between 8% and 18% through the date of such transaction.

In fiscal 2006, we granted Messrs. Fuller, Rusinko, Leneweaver and Arena restricted stock awards representing 4,000 shares of common stock with a 36 month measurement period from the grant date in December 2006. These restricted stock units vest with respect to all or a portion of the shares at the end of the 36 month performance period if our company achieves a CAGR of between 8% and 18% during this performance period. We also granted Messrs. Fuller, Rusinko, Leneweaver and Arena a restricted stock unit award representing 2,666 shares of common stock. These restricted stock awards vest with respect up to 50% of the shares one year after the grant date in December 2006 and with respect to the other 50% of the shares two years after the grant date if our company achieves a CAGR between 8% and 18% during the applicable performance period. The unvested portion of any restricted stock awards may be accelerated in the event of certain corporate transaction if, after giving effect to the purchase price, merger consideration or other similar value paid in such transaction, our company has achieved a CAGR of between 8% and 18% through the date of such transaction. We did not grant any restricted stock awards to our chairman in fiscal 2006.

In accordance with the terms of his employment offer letter agreement, our compensation committee granted Mr. Pittard a restricted stock award representing 42,500 shares of common stock in December 2006. Mr. Pittard’s restricted stock award will vest in three annual increments of up to 25%, 25% and 50% of the total shares if we achieve a CAGR of between 8% and 18% during the twelve, twenty-four and thirty-six month performance periods measured from the date of grant. Any unvested portion of Mr. Pittard’s award is also subject to accelerated vesting in the event of a corporate transaction if, after giving effect to the purchase price, merger consideration or other similar value paid in such transaction, we have achieved a CAGR of between 8% and 18% though the date of such transaction.

Stock and Option Grant Practices. Our compensation committee adopted a policy by which all restricted stock and option awards to new and current employees, including members of our ELT, are granted on a quarterly basis at pre-determined meeting dates of the compensation committee, and to the extent possible, after we have released our financial results for the most recently completed quarter or fiscal year end. We do not otherwise have any program, plan or practice regarding the grant of options or stock awards in coordination with the release of material non-public information. The value of shares underlying any stock award and the exercise price of any option grant is determined by reference to the fair market value of such shares, which the 1999 Plan defines as the closing price of our common stock on the Nasdaq Stock Market on the date of grant. The majority of our option grants vest over 36 months.

Other Benefits. In order to attract, retain and pay market levels of compensation, we provide the members of our ELT with the following benefits:

Health Insurance. We provide our employees, including the members of our ELT, and their eligible dependents, health, dental and vision insurance coverage. In addition, we offer the members of our ELT, and their eligible dependents, supplemental medical reimbursement insurance. This supplemental plan provides an annual benefit of up to $50,000 per covered employee or family unit for unreimbursed medical expenses during a calendar year (subject to a $5,000 per occurrence limit). For fiscal 2006, the aggregate cost of this plan was less than $32,000 for the ELT participants.

Life and Disability Insurance. We provide each of our executives with the same disability and/or life insurance as we make available to our other eligible employees.

Pension Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our employees are eligible to participate in our 401(k) contributory defined contribution plan. We make matching contributions to the 401(k) plan at a rate of 25% of the first 6% of salary contributed by the employee. None of the members of our ELT were eligible to participate in the 401(k) plan during fiscal 2006.

Nonqualified Deferred Compensation Plan. Because the members of our ELT are typically not eligible to participate in our 401(k) plan, our compensation committee authorized our Company to pursue a non-qualified, unfunded retirement savings plan in April 2007 (the “Proposed 2007 Plan”). We anticipate that members of our ELT, our directors and employees with salaries over $90,000 per year will be eligible to participate in the Proposed 2007 Plan. The Proposed 2007 Plan will provide the opportunity for participants to defer up to 80% of their base salary, 100% of their bonuses, 100% of their director fees. Any deferrals will be 100% vested. The Proposed 2007 Plan will also provide for additional discretionary employer contributions, if any, determined by the compensation committee annually. Vesting on employer contributions will be determined by the compensation committee. We are working on finalizing the documentation for the Proposed 2007 Plan, and this Plan will not become effective until the final documentation is approved by our board.

Perquisites. We limit the perquisites that we make available to our executive officers. Our executives are entitled to few benefits such as relocation expenses upon their initial hire, a discount food card that applies to our restaurants, tickets for a limited number of sporting events and other benefits with de minimis value that are not otherwise available to all of our employees.

Severance Plan

In April 2006, the board approved a severance plan to provide temporary and short-term pay continuation to eligible employees, including our ELT members, whose employment is terminated for certain reasons as defined in the severance plan. An employee is eligible for severance benefits only if we, in our sole discretion, determine the employee’s employment is being terminated involuntarily for a reduction in staff or layoff, position elimination, closure of a business unit or location, organization restructuring, permanent disability, or such other circumstances, as we deem appropriate for the payment of severance benefits. An employee is not eligible for severance benefits, unless we provide otherwise in writing, if we determine in our sole discretion that the employee’s employment terminated by resignation or other voluntary termination of employment, failure to return from a leave of absence, death, termination due to misconduct, termination for violation of our company’s policy, and/or “Non-Negotiables” as defined in our Team Member Handbook, or termination due to failure to meet performance standards established by us or identified in any communication, whether written or oral, with the employee.

If eligible for severance under this plan, a member of our ELT will receive six months of base salary. The severance payments are subject to applicable federal and state withholding taxes, and subject to the execution and delivery of a general release in form and substance satisfactory to us and our legal counsel. This severance plan is intended to supersede and replace any preexisting severance agreements or arrangements, except for our arrangement with Mr. Pittard discussed below.

Employment, Termination of Employment and Change in Control Arrangements

On August 21, 2006, we entered into an employment offer letter agreement with Mr. Pittard, which is terminable at will. Mr. Pittard’s letter agreement provides for, among other things: (i) an initial annual base salary of $400,000, subject to review by the compensation committee of the board, (ii) eligibility to participate in the cash bonus plan for senior management at a rate of up to 50% of his base salary, (iii) a sign-on bonus equal to the pro rata portion of his cash bonus for fiscal year 2006 if we meet or exceed management’s forecast for the remainder of the fiscal year ending 2006, (iv) a non-statutory stock option to purchase up to 300,000 shares of common stock at an exercise price equal to the fair market value of the common stock on August 21, 2006, Mr. Pittard’s start date, pursuant to our 1999 Plan, (v) an award of restricted stock units representing 42,500 shares of common stock for the performance period 2007 to 2009 when the compensation committee grants awards for that period, subject to the performance goals and objectives fixed by the compensation committee pursuant to our 2006 Plan, and (vi) eligibility to participate in all of our employee benefit and welfare plans available to senior management.

Mr. Pittard also will be entitled to severance pay in an amount equal to six months base salary if his employment is terminated by us for reasons other than misconduct, or other stated reasons, or in the event he resigns for good reason, as these terms are defined in the agreement. If Mr. Pittard’s employment is terminated by us or our successor or assigns after an acquisition of more than 50% of the outstanding voting securities of the Company pursuant to a tender or exchange offer or a corporate transaction, as defined in the 1999 Plan, (any such event a “CIC Transaction”), Mr. Pittard will be eligible to receive severance in an amount equal to 24 months base salary less any salary received since the effective date of the transaction. If, after any CIC Transaction, Mr. Pittard voluntarily resigns his employment with us or our successor or assigns, Mr. Pittard will be entitled to receive severance in an amount equal to 12 months base salary less any salary received since the effective date of the transaction In addition, in the event of any CIC Transaction, the exercisability of the Option, as well as the vesting of his restricted stock units, may be accelerated in the event a successor or assigns does not assume such Option or our obligation to deliver shares under the restricted stock unit agreement. Mr. Pittard severance terms are governed by the terms of his employment offer letter agreement, and not the terms of the severance plan described above.

We have also entered into employment offer letter agreements with Messrs. Fuller, Rusinko, Leneweaver and Arena. These letter agreements provide for, among other things: (i) employment is at-will and terminable by either party at any time, (ii) initial annual base salaries, subject to annual review by the Compensation Committee of the board, (iii) eligibility for benefits, including participation in our executive bonus plan, (iv) initial option grants under the 1999 Plan, and (v) severance arrangements. We are in the process of superseding the severance arrangements in these employment offer letter agreements with the terms of the severance plan described above.

Limitation of Liability and Indemnification of Officers

Our amended and restated certificate of incorporation limits the liability of our officers to the maximum extent permitted by Delaware law. Delaware law provides that a corporation may eliminate the personal liability of its officers for monetary damages for breach of their fiduciary duties as officers, except liability for any of the following acts:

•	breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the officer derived an improper personal benefit.

Our amended and restated certificate of incorporation also provides that we will indemnify our officers to the fullest extent permitted by Delaware law.

Our restated bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware law, subject to certain very limited exceptions, (ii) we are required to advance expenses, as incurred, to our officers in connection with a legal proceeding to the fullest extent permitted by the Delaware law, subject to certain very limited exceptions and (iii) the rights conferred in the restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our officers to give these individuals additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and restated bylaws and to provide additional procedural protections. We intend to enter into indemnification agreements with any new officers in the future. We have obtained directors’ and officers’ insurance providing coverage for all of our officers for certain liabilities. We believe that these provisions and this insurance are necessary to attract and retain qualified officers.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to our chief executive officer and our other four highest paid executive officers. Qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met. The non-performance-based compensation paid in cash to our executive officers in 2006 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance-based compensation to be paid to our executive officers for 2007 will exceed that limit.

The compensation committee has and will continue to periodically review and consider the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. The compensation committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Accounting for Stock-Based Compensation. We adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” on December 26, 2005, which requires that we recognize as compensation expense the fair value of all stock-based awards, including stock options, granted to employees and others in exchange for services over the requisite service period. For more information regarding our application of SFAS No. 123(R), please refer to “Note 1. Organization and Summary of Significant Accounting Policies - Stock Based Compensation” in the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 2, 2007.

Summary Compensation Table

The following table sets forth the compensation earned by our principal executive officer, our principal financial officer and our three most highly compensated executive officers for the fiscal year ended December 31, 2006. Our co-founder, Ralph Rubio, served as our interim chief executive officer and president until Mr. Pittard was hired in August 2006. These six officers are referred to as our “named executive officers” in this proxy statement. Bonuses are generally paid in the year following the year in which the bonus is earned. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($) (6)	Total ($)
Daniel E. Pittard - President and Chief Executive Officer (PEO) (2)	2006	130,769	72,880	6,120	124,534	7,269	341,572
Ralph Rubio - Chairman of the Board (3)	2006	287,991	—	—	—	12,103	300,094
John Fuller - Vice President and Chief Financial Officer (PFO)	2006	227,115	—	870	35,299	4,803	268,087
Lawrence Rusinko - Vice President, Marketing(4)	2006	235,000	—	870	125,856	199,937	561,663
Carl Arena - Vice President, Development	2006	200,000	—	870	753	6,141	207,764
Gerald Leneweaver - Vice President, People Services (5)	2006	210,000	—	870	753	46,518	258,141

(1)
The value of the stock awards and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards granted to employees in exchange for services over the requisite service period, which is typically the vesting period.

(2)	Mr. Pittard became our chief executive officer and president on August 21, 2006.
(3)	Mr. Rubio served as our interim chief executive officer and president until August 20, 2006.
(4)	All Other Compensation for fiscal 2006 for Mr. Rusinko includes a relocation reimbursement of $191,974.
(5)	All Other Compensation for fiscal 2006 for Mr. Leneweaver includes a relocation reimbursement of $38,058.
(6)	Primarily includes relocation reimbursements, payment of supplemental medical reimbursement insurance premiums and claims and tickets for a limited number of sporting events.

Grant of Plan-Based Awards

The following table sets forth information regarding stock options and restricted stock awards granted to our named executive officers during the fiscal year ended December 31, 2006.

Name	Grant Date	Approval Date	All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Daniel E. Pittard	12/21/06	12/21/06	42,500	—	—	—	194,619
	08/21/06	08/21/06	—	300,000	8.20	8.20	1,441,500
Ralph Rubio	—	—	—	—	—	—	—
John Fuller	12/21/06	12/21/06	6,666	—	—	—	30,799
	12/21/06	12/21/06	—	12,000	9.60	9.60	61,120
Lawrence Rusinko	12/21/06	12/21/06	6,666	—	—	—	30,799
	12/21/06	12/21/06	—	12,000	9.60	9.60	61,120
Gerald Leneweaver	12/21/06	12/21/06	6,666	—	—	—	30,799
	12/21/06	12/21/06	—	12,000	9.60	9.60	61,120
Carl Arena	12/21/06	12/21/06	6,666	—	—	—	30,799
	12/21/06	12/21/06	—	12,000	9.60	9.60	61,120

(1)   The grant date fair value of the stock and option awards has been computed in accordance with SFAS No. 123R.

Mr. Pittard’s option has a term of ten years and will become exercisable with respect to 50% of the underlying shares 24 months after the date of grant, and with respect to the remaining 50% of the underlying shares 48 months after the date of the grant. The option also provides that in the event of Mr. Pittard’s disability or permanent disability, as defined in the 1999 Plan, the option shall become exercisable on a pro rata basis (based on his months of continuous service) and shall be exercisable for 24 months after such event. Furthermore, if Mr. Pittard’s employment is terminated by us for other than death, permanent disability, or misconduct, as defined in the 1999 Plan, or for other than a CIC Transaction (as defined above), the option shall become exercisable on a pro rata basis as set forth in the preceding sentence and shall be exercisable for 12 months after such termination.

The exercise price per share of each option was equal to the fair market value of our common stock on the date of grant. The options granted to Messrs. Fuller, Rusinko, Leneweaver, and Arena’s vest at a rate of one-third per year for three years. The vesting of the options held by these individuals will accelerate in full upon a corporate transaction or a change in control of the Company (each as defined in our 1999 Plan) if the options are not assumed by the successor entity. If the options are assumed by the successor entity in connection with a corporate transaction or change in control, they will continue to vest according to the vesting schedule described above, but will be subject to full acceleration if the executive is terminated involuntarily (as defined in our 1999 Plan) within a period of up to 18 months after the corporate transaction or change in control. Additionally, the compensation committee of the board, as plan administrator of our 1999 Plan, has the authority to provide for accelerated vesting of any outstanding options or waiver of forfeiture restrictions of unvested stock, for any reason, including upon a change of control.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards held by our named executive officers as of December 31, 2006. The table also shows unvested and unearned stock awards (multiple-condition awards based on service and market performance) assuming a market value of $9.85 per share (the closing market price of our stock on December 29, 2006).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Daniel E. Pittard	—	300,000	—	8.20	08/21/16	42,500	418,625
Ralph Rubio	10,000	—	—	7.375	01/14/10	—	—
John Fuller	70,000 30,000 30,000 —	30,000 — — 12,000	— — — —	4.90 6.16 12.10 9.60	06/16/13 12/18/13 12/21/14 12/21/16	6,666	65,660
Larry Rusinko	25,000 —	50,000 12,000	— —	9.05 9.60	10/13/15 12/21/16	6,666	65,660
Gerry Leneweaver	75,000 —	— 12,000	— —	9.70 9.60	06/13/15 12/21/16	6,666	65,660
Carl Arena	75,000 —	— 12,000	— —	11.02 9.60	01/04/15 12/21/16	6,666	65,660

Option Exercises and Stock Vested

Our executive officers did not exercise any option awards or acquire a vested interest in any stock awards during the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION

The compensation committee is responsible for evaluating and recommending to the full board the compensation to be paid to the non-employee members of our board for their board service. In fiscal 2006, the compensation committee retained the Hay Group to evaluate the compensation programs for the board. Based on the recommendations of the compensation committee and the Hay Group, our board approved a new compensation program for non-employee directors in April 2006. The new non-employee director compensation program became effective after the completion of our 2006 annual meeting of stockholders. No compensation is paid to any director who is also an employee of our company, including our chairman of the board.

Director Fees

Beginning after the completion of the 2006 annual meeting of stockholders, each non-employee director receives an annual retainer of $20,000, payable in four equal quarterly installments. The non-employee directors also receive $2,000 for each board meeting he attends and $1,000 for each committee meeting attended, whether in person or by telephone. We also pay the chairs of each of our three board committees an annual payment of $10,000 for their services as chairman, payable in four equal quarterly installments. Non-employee directors are reimbursed for reasonable expenses incurred in connection with serving as a director.

Fee Deferral Program

In 2003, we adopted a fee deferral program for the non-employee members of our board. This fee deferral program has two separate components: (i) the director may defer their fees and have them applied to the acquisition of stock options under our 1999 Plan and (ii) the director may defer their fees and have them applied to a deferred compensation plan. Each year, non-employee directors may allocate all, none or a portion of their fees to either the purchase of stock under the 1999 Plan or to the deferred compensation plan.

During fiscal 2006, Mr. Bensyl elected to receive his quarterly and annual payments as immediately exercisable, fully vested common stock options at the fair market value of our common stock on the grant date in lieu of cash payment. During fiscal 2006, Mr. Pannier elected to defer a portion of his fees and have them applied to the deferred compensation plan.

Stock Option Awards

Under the automatic option grant program in effect under our 1999 Plan, each individual who joins our board as a non-employee director will receive, at the time of such initial election or appointment, an automatic option grant to purchase between 15,000 and 25,000 shares of our common stock, provided the person has not previously been employed by us or any parent or subsidiary of ours. Each option granted under the automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a maximum term of ten years; subject to earlier termination should the optionee cease to serve as a member of our board. Each option will accelerate and become exercisable for all of the option shares immediately prior to the consummation of any merger or asset sale and will terminate immediately after such transaction if not exercised prior thereto.

In addition, on the date of each annual stockholders’ meeting, each individual who continues to serve as a non-employee board member will be granted an annual award under the 1999 Plan of restricted stock units for 4,500 shares of our common stock, which will vest upon the earlier of the expiration of 12 months of continuous service as a director or the director’s death, or permanent disability, a change of control or a corporate transaction, as such terms are defined in the 1999 Plan.

In fiscal 2006, each non-employee director received restricted stock units for 4,500 shares of our common stock.

In the past, on the date of each annual stockholders’ meeting, each individual who continued to serve as a non-employee director, whether or not the individual was standing for re-election at the meeting, was granted an option to purchase 5,000 shares of our common stock; provided the individual had served as a non-employee director for at least six month. In April 2006, the board indefinitely suspended the annual option grants under the automatic option grant program.

Director Summary Compensation Table

The following table summarizes director compensation during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Ralph Rubio	—	—	—	—	—
Daniel E. Pittard	—	—	—	—	—
Kyle A. Anderson	22,750(2)	14,126	—	—	36,876
Craig S. Andrews	28,750	14,126	—	—	42,876
William R. Bensyl	—	14,126	27,049(3)	—	41,175
Jack W. Goodall	22,750	14,126	—	—	36,876
Loren C. Pannier	12,480	14,126	—	22,270(4)	48,876
Timothy J. Ryan	18,750	14,126	—	—	32,876

(1)
Amounts in this column reflect the dollar amounts that were recognized in fiscal 2006 for financial statement reporting purposes under SFAS No. 123R with respect to option awards granted to our directors in and prior to fiscal 2006.

(2)	All of these fees were paid to Rosewood Advisors, L.L.C.
(3)
Mr. Bensyl elected to receive his quarterly and annual payments as immediately exercisable, fully vested common stock options at the fair market value of our common stock on the grant date in lieu of cash payment.

(4)	Mr. Pannier elected to defer a portion of his fees and have them applied to the deferred compensation plan.

Limitation of Liability and Indemnification of Directors

Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation may eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•	breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation also provides that we will indemnify our directors to the fullest extent permitted by Delaware law.

Our restated bylaws provide that (i) we are required to indemnify our directors to the fullest extent permitted by the Delaware law, subject to certain very limited exceptions, (ii) we are required to advance expenses, as incurred, to our directors in connection with a legal proceeding to the fullest extent permitted by the Delaware law, subject to certain very limited exceptions and (iii) the rights conferred in the restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors to give these individuals additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and restated bylaws and to provide additional procedural protections. We intend to enter into indemnification agreements with any new directors in the future. We have obtained directors’ and officers’ insurance providing coverage for all of our officers for certain liabilities. We believe that these provisions and this insurance are necessary to attract and retain qualified officers.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K contained in the sections titled “Executive Compensation” and “Director Compensation” in this proxy statement. Based on these reviews and discussions, the compensation committee recommended to our board that the compensation discussion and analysis contained in these sections be included in this proxy statement.

Submitted by the compensation committee of the board:

William R. Bensyl, Chairman	Craig S. Andrews	Jack W. Goodall

Audit Committee Report

Under the guidance of a written charter approved by our board, the purpose of the audit committee is to oversee the accounting and financial reporting processes of our company and audits of our financial statements. The responsibilities of the audit committee include appointing and providing for the compensation of our independent registered public accounting firm. The audit committee consists of three members, each of whom meets the independence and qualification standards for audit committee membership set forth in the listing standards provided by the Nasdaq Stock Market.

Management has primary responsibility for the system of internal controls and the financial reporting process. Our independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee appointed KPMG LLP to audit our financial statements for the fiscal year 2006.

The audit committee is kept apprised of the progress of the documentation, testing and evaluation of our system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the audit committee receives periodic updates provided by management at each regularly scheduled audit committee meeting. The audit committee also holds regular private sessions with KPMG LLP to discuss their audit plan for the year, the financial statements and risks of fraud.

The audit committee pre-approves all services to be provided by KPMG LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full audit committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the audit committee may have delegated authority from the audit committee to pre-approve additional services, and such pre-approval is later reported to the full audit committee. See “Principal Accountant Fees and Services” for more information regarding fees paid to KPMG LLP for services in fiscal years 2006 and 2005.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2006 with our management and KPMG LLP;

•
discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	concluded that KPMG LLP did not provide any non-audit services during the fiscal year ended December 31, 2006;

•
based on the foregoing reviews and discussions, recommended to our board that the audited financial statements be included in our 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

This report for 2006 is provided by the undersigned members of the audit committee of the board.

Loren C. Pannier, Chairman	William R. Bensyl	Jack W. Goodall

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth fees for professional services rendered by our independent registered public accounting firm, KPMG LLP, during fiscal years 2006 and 2005.

	2006	2005
Audit fees (1)	$369,050	$322,700
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$369,050	$322,700
___________________
(1)	Includes fees for audit of our annual consolidated financial statements, issuance of consent and reviews of our quarterly consolidated financial statements.

KPMG LLP performed no services, and no fees were incurred or paid, relating to financial information systems design and implementation. All fees paid to KPMG LLP for fiscal 2006 and 2005 were pre-approved by the audit committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of each transaction or series of transactions during fiscal year 2006, to which we have been a party, and in which the amount involved did or may exceed $120,000 and in which any of our directors, named executive officers or other executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in the sections titled “Executive Compensation” and “Director Compensation” above. We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties:

Director and Officer Indemnification Agreements

In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and restated bylaws, we generally enter into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us.

Company Relationships with Law Firms

Craig S. Andrews, one of our directors, is a stockholder in the law firm of Heller Ehrman, LLP, which serves as our legal counsel for general corporate and other matters. During fiscal year 2006, we paid Heller Ehrman, LLP $736,691 for legal services.

Consulting Agreement with Timothy J. Ryan

Timothy J. Ryan, one of our directors, entered into a consulting agreement with us, effective September 1, 2005, to provide certain marketing services. The agreement terminated in December 2005. Under the terms of the agreement, Mr. Ryan received consulting fees of $25,000 per month. Through December 25, 2005, $80,000 was paid to Mr. Ryan under the consulting agreement. Mr. Ryan also received a bonus of $100,000 under his consulting agreement, which was paid in 2006.

Registration Rights Agreement

In April 2007, we entered into extension and standstill agreements with Rosewood Capital, L.P. and Ralph Rubio, our chairman of the board, to extend the termination date of the registration rights held by Rosewood and Mr. Rubio under an investor’s rights agreement entered into in connection with private placement financings that occurred prior to our initial public offering. Mr. Anderson is a founding and managing member of Rosewood Capital Associates L.L.C., the general partner of Rosewood Capital, L.P., and is a member of our board. Under these extension and standstill agreements, the termination date of the registration rights granted to Rosewood and Mr. Rubio was extended from December 30, 2007 to June 30, 2009. Further, as part of the extension and standstill agreements, Rosewood and Mr. Rubio agreed that they would not demand that we register their stock prior to June 30, 2007. In addition, they agreed to allow us to postpone or suspend registration statements requested pursuant to the extension and standstill agreements up to two separate ninety (90) day periods in any twelve-month period. These extension and standstill agreements were evaluated and approved by our audit committee and our board. Mr. Rubio and Mr. Anderson abstained from participating in the board vote with respect to the extension and standstill agreements.

Company Policy Regarding Related Party Transactions

It is our policy that the audit committee approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the audit committee on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The members of our board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (1) the copies of Section 16(a) reports that we received from such persons for their 2006 fiscal year transactions in our common stock and their common stock holdings, and (2) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal 2006, except for the Form 5 report filed by Mr. Craig Andrews on January 16, 2007 related to the shares of our common stock that are no longer beneficially held by Mr. Andrews after his son and daughter moved out of his household. We believe that all reporting requirements under Section 16(a) for such fiscal year were met by our directors, executive officers and greater than 10% beneficial owners.

ANNUAL REPORT

A copy of our annual report for fiscal 2006 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on or about April 2, 2007. Stockholders may obtain a copy of this report online at www.sec.gov, or without charge, by writing to the Secretary of the Company, at our principal executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California 92008.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Our board is currently comprised of eight directors, separated into three classes, consisting of two or three directors in each class, with staggered three-year terms. The directors in each class serve for their respective terms and until their successors have been duly elected and qualified. The purpose of this proposal is to nominate three directors for election to our board for a term ending upon the 2010 annual meeting of stockholders. The three candidates receiving the highest number of affirmative votes of the shares entitled to vote at the 2007 annual meeting will be elected directors. The nominees for election have agreed to serve if elected and our management has no reason to believe that the nominees will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our board to fill the vacancy.

Our board has recommended the following individuals, each of whom are current directors, to be elected to our board for a term ending upon the 2010 annual meeting of stockholders:

•	Jack W. Goodall;
•	Daniel E. Pittard; and
•	Timothy J. Ryan.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees set forth below.

Recommendation of our Board of Directors

Our board recommends that our stockholders vote FOR the election of each of the nominees listed above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 30, 2007, and is asking our stockholders to ratify this appointment. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of KPMG LLP by the audit committee. KPMG LLP has served as our independent registered public accounting firm since June 2004, when we discharged Deloitte & Touche LLP, our previous independent registered public accounting firm.

If our stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider its selection, but may still decide it is in the best interests of our company and our stockholders to retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may authorize the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interest.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of our Board of Directors

Our board recommends that our stockholders vote FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 30, 2007.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent at their discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Rubio’s Restaurants, Inc. c/o U.S. Stock Transfer, 1745 Gardena Avenue, Glendale, California 91204-2991. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Under our restated bylaws and the rules promulgated by the SEC, proposals of our stockholders that are intended to be presented at our 2008 annual meeting or to be included in the proxy statement and form of proxy relating to that annual meeting must be submitted in writing to the Secretary of the Company at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008, no later than February 18, 2008, 120 calendar days before June 16, 2008. However, our restated bylaws also provide that in the event that the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, any such notice of a stockholder proposal must be received by us within a reasonable time before the solicitation is made. Notices of stockholder proposals must also meet all the other requirements as specified in our restated bylaws. Stockholders are advised to review our restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. A copy of the full text of our restated bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel E. Pittard
President and Chief Executive Officer
Dated: April 30, 2007

RUBIO’S RESTAURANTS, INC.
PROXY
Annual Meeting of Stockholders, July 26, 2007

This Proxy is Solicited on Behalf of the Board of Directors of Rubio’s Restaurants, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2007 annual meeting of stockholders and the proxy statement and appoints Ralph Rubio and Craig S. Andrews, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Rubio’s Restaurants, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California, on Thursday, July 26, 2007, at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement of the annual meeting, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

1.
To elect the following directors to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified: Please check either “FOR ALL” or “WITHHOLD AUTHORITY TO VOTE ON ALL.”

FOR ALL (except as indicated below) ☐	WITHHOLD AUTHORITY TO VOTE ON ALL ☐

To withhold authority to vote for any individual nominee(s), please write the name(s) of those nominee(s) on the line provided below:

(The nominees are Jack W. Goodall, Daniel E. Pittard and Timothy J. Ryan)

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 30, 2007.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

Our board of directors recommends a vote FOR each of the nominees for director listed under Item 1 (Election of Directors), and a vote FOR Item 2 (Ratification of Independent Registered Public Accounting Firm). This proxy, when properly executed, will be voted as specified by the undersigned. If no specification is made, this proxy will be voted FOR each of the nominees for director listed under Item 1 (Election of Directors) and FOR Item 2 (Ratification of the appointment of Independent Registered Public Accounting Firm).

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:

Signature(s) of Stockholder(s) ______________________________

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date: _____, 2007
PLEASE COMPLETE, DATE AND SIGN THIS PROXY

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.